Exhibit 99.1

PRESTIGE BRANDS HOLDINGS, INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Irvington, NY, October 27, 2009—Prestige Brands Holdings, Inc. (NYSE-PBH) today announced the resignations of two members of its board of directors, Peter C. Mann and Vincent J. Hemmer.

Mr. Mann, the retired Chairman and CEO of Prestige Brands and a founder of the Company, is stepping down to pursue a new business opportunity. Mr. Hemmer of GTCR Golder Rauner LLC, a private equity owner of the Company’s stock, is stepping down following that company’s significant reduction in holdings in Prestige Brands.

In making the announcement, Matthew Mannelly, President and CEO commented, “The Company has benefited greatly from the leadership and counsel of both Peter and Vince. Peter has been the driving force behind the development of the Company from a privately held organization to the successful public company it is today. Vince has been a key member of the board that was responsible for the public offering in 2005. In addition, he brought broad-based business experience and financial acumen from his strong private equity background. We thank both gentlemen for their outstanding service to the Company and wish them well in their future endeavors.”

Prestige Brands markets and distributes brand name over-the-counter healthcare, personal care and household products throughout the U.S., Canada and certain international markets. Key brands include Chloraseptic® sore throat relief, Compound W® wart treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye and ear care products, Little Remedies® pediatric over-the-counter healthcare products, The Doctor’s® NightGuard™, Cutex® nail polish remover, Comet® and Spin and Span® household cleaners, and other well-known brands.

Contact: Dean Siegal
914-524-6819